Harbinger Group Inc. Announces Financial Results for Fourth Quarter and Full Year Fiscal 2011

NEW YORK, Dec. 14, 2011 /PRNewswire/ -- Harbinger Group Inc. ("HGI"; NYSE: HRG) today announced its consolidated results for the fourth quarter and full year period ended September 30, 2011.

  Revenues up 35% year over year to $3.48 billion, mainly driven by acquisitions.
  Consumer Products delivered major distribution gains that contributed to a 4.9% net sales increase in the fourth quarter.  Strong operating cash flow enabled a $225 million  reduction of the original $750 million Term Loan during Fiscal 2011.
  Insurance segment contributed $133 million to HGI's pre-tax income from continuing operations for Fiscal 2011, reflecting $151 million bargain purchase gain offset by an $18 million operating loss due to interest rate volatility.
  Insurance segment adjusted operating income of $48 million (pre-tax) for the post-acquisition period April 6 – September 30, 2011.
  Underlying value of Insurance segment reflected in net book value of $659 million (including accumulated other comprehensive income ("AOCI") of $159 million) as of September 30, 2011, as compared to a $350 million purchase price in the third fiscal quarter.  A $20 million dividend was paid to HGI parent in fourth fiscal quarter of 2011.
  Net income attributable to HGI common and participating stockholders of $15 million for Fiscal 2011; $107 million net loss in Q4 2011.
  Strong parent company cash and short-term investments position of approximately $524 million supports HGI investment strategy.

Omar Asali, Acting President of HGI, said, "In Fiscal 2011 we made significant investments to acquire businesses and worked with our operating companies to build sustainable value for HGI's shareholders. Consumer Products continued to improve performance and accelerate growth through increased synergies, strong cash flow generation and debt reduction. Following our acquisition of Fidelity & Guaranty Life ("FGL"), HGI received a dividend of $20 million from FGL in our fiscal fourth quarter, representing further value for our shareholders on top of FGL's net book value relative to the purchase price. We have now conducted an extensive review of the Insurance segment strategy, and believe we are well positioned to generate quality returns, grow assets and diversify risk with new product introductions and a deeper relationship with key partners. I am excited about our pipeline of opportunities and look forward to reporting on strategic progress in the coming year."

HGI's consolidated revenues for its fourth quarter of Fiscal 2011 were $888 million, compared to $789 million for the same period in 2010. This comprises a year on year increase in Consumer Products revenues from $789 million to $827 million, partly due to currency movements, and $61 million from the newly acquired FGL in the Insurance segment. Consolidated revenues for Fiscal 2011 were $3.48 billion, a 35% increase compared to $2.57 billion in Fiscal 2010, due to a $620 million increase in the Consumer Products segment, mainly from the acquisition of Russell Hobbs, and $291 million from HGI's acquisition of FGL in April 2011.

Consumer Products segment delivered major distribution gains that contributed to a 4.9% fourth quarter 2011 net sales increase compared to the same period in Fiscal 2010. Consumer Products contributed $228 million of operating income in Fiscal 2011, an increase of 35% compared to $169 million in Fiscal 2010. This was offset by interest and income tax expense, resulting in a net loss of $75 million for Fiscal 2011 and a net loss of $34 million for the fourth quarter of Fiscal 2011. The business generated strong cash flow from operations, enabling $225 million of payments on its original $750 million Senior Secured Term Loan during Fiscal 2011.

The Insurance segment made a positive contribution of approximately $133 million to HGI's income from continuing operations before income taxes for Fiscal 2011. This reflects an increased bargain purchase gain of $151 million on the acquisition of FGL, offset by an $18 million operating loss attributable to higher fixed indexed annuity (FIA) liabilities triggered by the spike in interest rate volatility at the end of the fourth quarter. Presented in Table 1, adjusted operating income, a non-US GAAP insurance industry measure that eliminates the impact of net investment gains (losses), the effect of interest rate changes on FIA embedded derivative liability, and acquisition related reinsurance transactions, was $48 million (pre-tax) for Fiscal 2011. Insurance segment product sales increased during the fourth quarter of Fiscal 2011 thanks to the introduction of the Prosperity Elite(SM)product line and strong market demand for fixed income annuity products to meet retirement and other life scenario needs. This drove fixed index annuity product sales in the fourth quarter of Fiscal 2011 of $168 million compared to product sales of $142 million during the third quarter of Fiscal 2011.

In addition to the Consumer Products and Insurance segment contributions, HGI's consolidated operating income reflected $46 million of corporate expenses for Fiscal 2011, as compared to $8 million for Fiscal 2010. Included in corporate expenses are $27 million and $7 million related to business acquisitions and $4 million and $0.2 million related to the start-up operations of a reinsurance subsidiary for Fiscal 2011 and Fiscal 2010, respectively.

For the fourth quarter of Fiscal 2011, HGI reported a consolidated net loss attributable to common and participating preferred stockholders of $107 million or $(0.77) per common share, compared to a consolidated net loss attributable to common and participating stockholders of $21 million or $(0.15) per common share for the same period in Fiscal 2010. The increase in net loss attributable to common and participating stockholders reflected the results of FGL during the fourth quarter of Fiscal 2011.

For the full year ended September 30, 2011, HGI reported consolidated net income attributable to common and participating preferred stockholders of $15 million or $0.07 per common share ($0.04 diluted), compared to a consolidated net loss attributable to common and participating preferred stockholders of $152 million or $(1.15) per common share in Fiscal 2010. The increase in net income attributable to common and participating stockholders for Fiscal 2011 was primarily driven by the FGL bargain purchase gain of $151 million and a decrease in income tax expense of approximately $12 million, both of which were offset by preferred stock dividends and accretion of approximately $20 million. The consolidated operating income of $164 million in Fiscal 2011 represented a slight increase compared to the operating income of $160 million in Fiscal 2010.

With the acquisitions of FGL and a controlling interest in Spectrum Brands in Fiscal 2011, HGI has made significant progress in its strategy to acquire businesses across a diversified range of industries. In addition, HGI has successfully completed $900 million in capital raises during Fiscal 2011, comprised of $400 million in preferred stock, including $120 million during the fourth quarter, and $500 million in senior debt.

HGI has a strong financial position to support its investment strategy. At September 30, 2011, HGI held approximately $524 million in cash and short-term securities on its corporate balance sheet, including cash and investments held by a special-purpose subsidiary, but not including $49 million of collateral that HGI posted for an insurance subsidiary that was returned in October 2011.

In September 2011, FGL paid a $20 million dividend to HGI shareholders, which contributed to the increase in HGI's cash position during the fourth quarter of Fiscal 2011. HGI's balance sheet was also strengthened by the approximately $659 million equity value (including AOCI of $159 million) recorded for FGL, significantly above the $350 million purchase price for this acquisition.

HGI's financial statements have been retrospectively adjusted in accordance with U.S. generally accepted accounting principles for business combinations between entities under common control. Spectrum Brands has been reflected as our accounting predecessor. Accordingly, HGI's financial statements have been adjusted to reflect those of Spectrum Brands prior to June 16, 2010, the date that common control was first established, and the combined results of HGI and Spectrum Brands thereafter. As a result, the comparative results of operations for the prior fiscal year are those of Spectrum Brands with the addition of HGI's results for the period June 16, 2010 through September 30, 2010.

For the full text of Spectrum Brands' third quarter earnings announcement, please visit: http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-news.

About Harbinger Group Inc.

Harbinger Group Inc. is a diversified holding company. The Company's principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company primarily focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. The Company makes certain reports available free of charge on its website at www.harbingergroupinc.com as soon as reasonably practicable after each such report is electronically filed with, or furnished to, the Securities and Exchange Commission.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion. Spectrum Brands, Inc. is a wholly owned subsidiary of Spectrum Brands Holdings, Inc. For more information, visit www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York. Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed though Fidelity & Guaranty Life's established, independent network of master general agents. Fidelity & Guaranty Life has approximately $15.8 billion of investment assets under management as of September 30, 2011. For more information on Fidelity & Guaranty Life, visit: https://home.fglife.com.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in the Press Release may be forward-looking statements based upon management's current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by the Company and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of the Company and those factors listed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2011 filed with the Securities and Exchange Commission on December 13, 2011. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-GAAP Measures

Fidelity & Guaranty Life's ("FGL") uses adjusted operating income, a non-US GAAP financial measure frequently used throughout the insurance industry. Non-US GAAP measures such as adjusted operating income should not be used as a substitute for reported operating income (loss). Management believes the adjustments made to reported operating loss of the insurance segment in order to derive adjusted operating income are significant to gaining an understanding of FGL's results of operations. For example, FGL could have strong operating results in a given period, yet show operating income (loss) that is materially less, if during the period the fair value of its derivative assets hedging the Fixed Index Annuity ("FIA") index credit obligations decrease due to general equity market conditions but the embedded derivative liability related to the index credit obligation did not decrease in the same proportion as the derivative asset because of non-market factors such as interest rate movements. Similarly, FGL could also have poor operating results yet show operating income that is materially greater, if during the period the fair value of the derivative assets increases but the embedded derivative liability increase exceeds the fair value change of the derivative assets. FGL hedges its FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility, the effects of which are generally likely to reverse over time. The management and board of directors of FGL review adjusted operating income and reported operating income (loss) as part of their examination of FGL's overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on such operating income. Accordingly, the management and board of directors of FGL perform an independent review and analysis of these items, as part of their review of FGL's hedging results each period.

Contact Information

APCO Worldwide Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

or

Harbinger Group Inc. Francis T. McCarron, CFO, 212-906-8560
investorrelations@harbingergroupinc.com

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Revenues:
Consumer Products and Other:
Net sales	$ 827,330	$ 788,999	$ 3,186,916	$ 2,567,011
Insurance:
Premiums	13,884	-	39,002	-
Net investment income	192,955	-	369,840	-
Net investment losses	(168,119)	-	(166,891)	-
Insurance and investment product fees and other	22,491	-	48,915	-
	61,211	-	290,866	-
Total revenues	888,541	788,999	3,477,782	2,567,011
Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	546,834	514,500	2,058,049	1,645,601
Selling, general and administrative expenses	256,647	237,663	947,140	760,956
	803,481	752,163	3,005,189	2,406,557
Insurance:
Benefits and other changes in policy reserves	117,673	-	247,632	-
Acquisition and operating expenses, net of deferrals	43,795	-	72,390	-
Amortization of intangibles	(32,455)	-	(11,115)	-
	129,013	-	308,907	-
Total operating costs and expenses	932,494	752,163	3,314,096	2,406,557
Operating income (loss)	(43,953)	36,836	163,686	160,454
Interest expense	(56,610)	(46,885)	(249,260)	(277,015)
Bargain purchase gain from business acquisition	-	-	151,077	-
Other expense, net	(21,882)	(3,809)	(14,833)	(12,105)
Income (loss) from continuing operations before
reorganization items and income taxes	(122,445)	(13,858)	50,670	(128,666)
Reorganization items expense, net	-	-	-	(3,646)
Income (loss) from continuing operations before
income taxes	(122,445)	(13,858)	50,670	(132,312)
Income tax expense	(13,351)	18,179	50,555	63,195
Income (loss) from continuing operations	(109,094)	(32,037)	115	(195,507)
(Loss) income from discontinued operations, net of tax	-	-	-	(2,735)
Net income (loss)	(109,094)	(32,037)	115	(198,242)
Less: Net (loss) attributable to noncontrolling interest	(15,869)	(11,069)	(34,680)	(46,373)
Net income (loss) attributable to controlling interest	(93,225)	(20,968)	34,795	(151,869)
Less: Preferred stock dividends and accretion	13,870	-	19,833	-
Net income (loss) attributable to common and
participating preferred stockholders	$ (107,095)	$ (20,968)	$ 14,962	$ (151,869)

Basic income (loss) per common share attributable
to controlling interest:
Continuing operations	$ (0.77)	$ (0.15)	$ 0.07	$ (1.13)
Discontinued operations	-	-	-	(0.02)
Net income (loss)	$ (0.77)	$ (0.15)	$ 0.07	$ (1.15)

Diluted income (loss) per common share attributable
to controlling interest:
Continuing operations	$ (0.77)	$ (0.15)	$ 0.04	$ (1.13)
Discontinued operations	-	-	-	(0.02)
Net income (loss)	$ (0.77)	$ (0.15)	$ 0.04	$ (1.15)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
	September 30,	September 30,
	2011	2010
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$ 321,352	$ 256,831
Short-term investments	350,638	53,965
Receivables, net	394,283	406,447
Inventories, net	434,630	530,342
Prepaid expenses and other current assets	143,654	94,078
Total current assets	1,644,557	1,341,663
Properties, net	206,799	201,309
Goodwill	610,338	600,055
Intangibles, net	1,683,909	1,769,360
Deferred charges and other assets	97,324	103,808
	4,242,927	4,016,195
Insurance:
Investments:
Fixed maturities, available-for-sale, at fair value	15,367,474	-
Equity securities, available-for-sale, at fair value	287,043	-
Derivative investments	52,335	-
Other invested assets	44,279	-
Total investments	15,751,131	-
Cash and cash equivalents	816,007	-
Accrued investment income	212,848	-
Reinsurance recoverable	1,596,790	-
Intangibles, net	457,167	-
Deferred tax assets	211,641	-
Other assets	291,043	-
	19,336,627	-
Total assets	$ 23,579,554	$ 4,016,195

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$ 16,090	$ 20,710
Accounts payable	328,635	333,683
Accrued and other current liabilities	317,629	313,617
Total current liabilities	662,354	668,010
Long-term debt	2,032,690	1,723,057
Equity conversion option of preferred stock	75,350	-
Employee benefit obligations	89,857	97,946
Deferred tax liabilities	338,679	277,843
Other liabilities	44,957	71,512
	3,243,887	2,838,368
Insurance:
Contractholder funds	14,549,970	-
Future policy benefits	3,598,208	-
Liability for policy and contract claims	56,650	-
Note payable	95,000	-
Other liabilities	377,527	-
	18,677,355	-
Total liabilities	21,921,242	2,838,368

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	292,437	-

Harbinger Group Inc. stockholders' equity:
Common stock	1,393	1,392
Additional paid-in capital	872,683	855,767
Accumulated deficit	(135,347)	(150,309)
Accumulated other comprehensive income (loss)	149,448	(5,195)
Total Harbinger Group Inc. stockholders' equity	888,177	701,655
Noncontrolling interest	477,698	476,172
Total permanent equity	1,365,875	1,177,827
Total liabilities and equity	$ 23,579,554	$ 4,016,195

Harbinger Group Inc. Reconciliation of adjusted operating income (pre-tax) of Insurance segment to GAAP operating income (In millions)
For the Period April 6, 2011 to September 30, 2011

Adjusted operating income of Insurance segment (pre-tax)	$ 48

Reconciliation to reported operating loss:
Reported operating loss - insurance segment	$ (18)
Effect of change in FIA embedded derivative discount rate, net of offsets	43
Effects of transaction-related reinsurance	24
Effect of investment gains (losses), net of offsets	(1)
Adjusted operating income - pretax	$ 48